Accountants' Consent


The Board of Directors
National Research Corporation:

We consent to incorporation by reference in the registration statements (Numbers 333-52135 and 333-52143) on Form S-8 of National Research Corporation of our report dated February 8, 2000, relating to the balance sheets of National Research Corporation as of December 31, 1999 and 1998, and the related statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedule, which reports appear in the December 31, 1999, annual report on Form 10-K of National Research Corporation.

                                          /s/ KPMG LLP

Lincoln, Nebraska
March 27, 2000